UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2010

United Community Banks, Inc.
 (Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Highway 515 East, P.O. Box 398 Blairsville, Georgia	30512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 781-2265

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

The 2010 annual meeting of shareholders of United Community Banks, Inc., a Georgia corporation (“United”) was held on May 26, 2010. The matters considered at the 2010 annual meeting (the “Annual Meeting”), and votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, relating to each matter are as follows:

Election of Directors

	For	Withheld	Non Votes
Robert H. Blalock	66,214,812	3,174,662	12,344,892
L. Cathy Cox	65,980,315	3,409,160	12,344,891
Robert L. Head, Jr.	68,035,026	1,354,448	12,344,892
Hoyt O. Holloway	66,128,695	3,260,780	12,344,891
W.C. Nelson, Jr.	66,166,131	3,223,344	12,344,891
John D. Stephens	66,203,567	3,185,908	12,344,891
Jimmy C. Tallent	68,051,550	1,337,924	12,344,892
Tim Wallis	63,096,056	6,293,418	12,344,892

Proposal to approve an amendment to the Amended and Restated Articles of Incorporation of United to increase the number of shares of common stock available for issuance.

For	Against	Abstain	Non Votes
74,344,140	7,076,667	313,554	5

Amended proposal to approve an amendment to the Amended and Restated Articles of Incorporation to eliminate the shareholder vote required for the Board of Directors to amend all of the Bylaws of United other than Articles II and III and to reduce the percentage of shareholder votes required to amend the Restated Articles and Article II or III of the Bylaws to a majority of the shares United’s capital stock that are issued and outstanding and entitled to vote on such matters.

For	Against	Abstain	Non Votes
66,716,997	2,392,354	274,500	12,350,515

Proposal to approve the sale of convertible preferred stock and grant of a warrant to purchase United common stock equivalent junior preferred stock to Fletcher International, Ltd. which, if converted and exercised, could result in an issuance of common stock in excess of 20% of United’s outstanding shares of common stock.

For	Against	Abstain	Non Votes
67,324,840	1,696,149	362,861	12,350,516

Proposal to approve an advisory resolution supporting the compensation plan for executive officers.

For	Against	Abstain	Non Votes
65,810,775	14,739,993	1,183,590	8

Proposal to ratify the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2010.

For	Against	Abstain	Non Votes
81,144,094	317,046	273,224	2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       /s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and

June 1, 2010

Chief Financial Officer